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Exhibit 2.2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment No. 1") is made and entered into as of August 23, 2018, by and among Gores Holdings II, Inc., a Delaware corporation ("Parent"), AM Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("First Merger Sub"), AM Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent ("Second Merger Sub"), Greenlight Holding II Corporation, a Delaware corporation (the "Company"), and PE Greenlight Holdings, LLC, a Delaware limited liability company, in its capacity as the Stockholder Representative hereunder (in such capacity, the "Stockholder Representative", and together with Parent, First Merger Sub, Second Merger Sub and the Company, the "Parties"), and amends that certain Agreement and Plan of Merger, dated as of June 21, 2018, by and among the Parties (the "Merger Agreement"). Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in the Merger Agreement.

RECITALS

        WHEREAS, the Parties entered into the Merger Agreement on June 21, 2018; and

        WHEREAS, the Parties have determined to amend certain provisions of the Merger Agreement and certain schedules and exhibits thereto in furtherance of the consummation of the transactions contemplated by the Merger Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    The Amendments.

        1.1    Amendment to Section 7.15(d).     The sixth sentence of Section 7.15(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

    Notwithstanding anything to the contrary in this Section 7.15(d) or otherwise in the Transaction Agreements, the Company, Parent and Stockholder Representative shall not take any position in connection with the determination of the HTA Purchase Price Allocation or the HTA Tax Adjustment Amount (or any proceeding relating thereto) contrary to the appraisal obtained from a nationally recognized independent appraiser retained by the Company in respect of the acquisition of the HTA Subsidiaries pursuant to the HTA Purchase Agreement (unless such position is required pursuant to the HTA Purchase Agreement or a final determination within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Legal Requirements)).

        1.2    Amendment to Section 7.22.     Section 7.22 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

    Simultaneously with the Closing: (a) Parent shall pay or cause to be paid to the Surviving Entity the Deleveraging Amount; and (b) immediately thereafter, Parent shall cause the Surviving Entity to pay to the lenders under the Existing Credit Agreements an amount equal to the Deleveraging Amount as a partial repayment of the outstanding Rollover Indebtedness (including repayment in full of all of the outstanding Indebtedness of the Group Companies under the Second Lien Credit Agreement).

        1.3    Amendment to Section 7.23.     Section 7.23 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

    Promptly following the Closing Date, Parent shall grant awards of restricted stock units pursuant to the Verra Mobility Corporation 2018 Equity Incentive Plan that shall vest ratably over four years (subject to continued employment) to individuals who executed Participation Plan Releases, as an inducement material to their entering into employment with Parent (or any of its Subsidiaries) following the Closing Date; provided, that the aggregate number of shares granted pursuant to such awards shall equal approximately 3% of the outstanding capital stock of Parent as of immediately after the Closing Date, with the actual grant amounts and allocations to be determined by Parent, and, in the case of grant allocations to individuals other than the Company's Chief Executive Officer, in consultation with and based on the recommendations of the Company's Chief Executive Officer.

        1.4    Amendments to Schedule A.     Schedule A to the Merger Agreement ("Schedule A") is hereby amended as follows:

          (a)   Section 1.1 of Schedule A is hereby amended to delete the reference to "Independent Appraiser" in its entirety.

          (b)   Section 1.2 of Schedule A is hereby amended to restate the definition of "Existing Credit Agreement Consents" in its entirety as follows:

    "Existing Credit Agreement Consents" shall mean effective consents, waivers or amendments under and in accordance with the terms of each of the Existing Credit Agreements (other than the Second Lien Credit Agreement), which consents, waivers or amendments shall be in form and substance reasonably satisfactory to Parent and shall expressly permit the Transactions.

          (c)   Section 1.2 of Schedule A is hereby amended to restate the definition of "Existing Credit Agreements" in its entirety as follows:

    "Existing Credit Agreements" shall mean: (a) the First Lien Term Loan Credit Agreement, dated as of March 1, 2018, among Greenlight Acquisition Corporation, a Delaware corporation, ATS Consolidated Inc., a Delaware corporation, American Traffic Solutions, Inc., a Kansas corporation, and Lasercraft, Inc., a Georgia corporation, the lenders party thereto from time to time, and Bank of America, as the administrative agent and the collateral agent; (b) the Second Lien Term Loan Credit Agreement, dated as of March 1, 2018 (the "Second Lien Credit Agreement"), among Greenlight Acquisition Corporation, a Delaware corporation, ATS Consolidated Inc., a Delaware corporation, American Traffic Solutions, Inc., a Kansas corporation, and Lasercraft, Inc., a Georgia corporation, the lenders party thereto from time to time, and Bank of America, as the administrative agent and the collateral agent; and (c) the Revolving Credit Agreement, dated as of March 1, 2018, among Greenlight Acquisition Corporation, a Delaware corporation, ATS Consolidated Inc., a Delaware corporation, the other Borrowers (for this purpose only, as defined therein) party thereto from time to time, the lenders party thereto from time to time, and Bank of America, as the administrative agent and the collateral agent, in the case of each of the foregoing (a), (b) and (c), as amended or otherwise modified on or prior to the date hereof and as further amended or otherwise modified following the date hereof in accordance with the terms hereof;

          (d)   Section 1.2 of Schedule A is hereby amended to delete the definition of "Independent Appraiser" in its entirety.

        1.5    Form of Parent A&R Charter.     Exhibit A to the Merger Agreement is hereby deleted and replaced with the form of Parent A&R Charter attached hereto as Exhibit A.

        1.6    Form of Tax Receivable Agreement.     Exhibit E to the Merger Agreement is hereby deleted and replaced with the form of Tax Receivable Agreement attached hereto as Exhibit B.

        1.7    Amended Schedule 8.2(e) of the Company Disclosure Letter.     Schedule 8.2(e) of the Company Disclosure Letter is hereby deleted and replaced with the schedule attached hereto as Exhibit C.

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2.    Miscellaneous Provisions.

        2.1    Effect of Amendment.     This Amendment No. 1 shall be effective as of the date first written above. For the avoidance of any doubt, all references: (a) in the Merger Agreement to "this Agreement" and (b) to the Merger Agreement in any other agreements, exhibits, schedules and disclosure schedules referred to in the Merger Agreement, will, in each case, be deemed to be references to the Merger Agreement as amended by this Amendment No. 1. Except as amended hereby, the Merger Agreement will continue in full force and effect and shall be otherwise unaffected hereby. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. This Amendment only may be amended by the Parties by execution of an instrument in writing signed on behalf of each of the Parties.

        2.2    Counterparts; Electronic Delivery.     This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by facsimile or electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

        2.3    Applicable Legal Requirements.     This Amendment No. 1 and any action, suit, dispute, controversy or claim arising out of this Amendment No. 1, or the validity or interpretation of this Amendment No. 1, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. Each of the Parties irrevocably consents and agrees that Section 11.9 of the Merger Agreement shall apply to this Amendment No. 1, mutatis mutandis.

[Signature Page Follows]

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        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

GORES HOLDINGS II, INC.
By:	/s/ MARK STONE
	Name:	Mark Stone
	Title:	Chief Executive Officer
AM MERGER SUB I, INC.
By:	/s/ MARK STONE
	Name:	Mark Stone
	Title:	Chief Executive Officer
AM MERGER SUB II, LLC
By:	/s/ MARK STONE
	Name:	Mark Stone
	Title:	Chief Executive Officer
GREENLIGHT HOLDING II CORPORATION
By:	/s/ MARY ANN SIGLER
	Name:	Mary Ann Sigler
	Title:	President and Treasurer
PE GREENLIGHT HOLDINGS, LLC
By:	/s/ MARY ANN SIGLER
	Name:	Mary Ann Sigler
	Title:	President and Treasurer

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]

 EXHIBIT A

Form of Parent Amended and Restated Charter

 SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GORES HOLDINGS II, INC.

[    •    ], 2018

        Gores Holdings II, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

          1.     The name of the Corporation is "Gores Holdings II, Inc.". The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 15, 2016 (the "Original Certificate"). The Corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on January 12, 2017 (the "First Amended and Restated Certificate").

          2.     This Second Amended and Restated Certificate of Incorporation (this "Second Amended and Restated Certificate") was duly adopted by the Board of Directors of the Corporation (the "Board") and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL").

          3.     This Second Amended and Restated Certificate restates, integrates and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

          4.     The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

        The name of the corporation is Verra Mobility Corporation (the "Corporation").

ARTICLE II
PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III
REGISTERED AGENT

        The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

        Section 4.1    Authorized Capital Stock.     Subject to Section 4.2, the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 261,000,000 shares, consisting of (a) 260,000,000 shares of common stock (the "Common Stock"), including (i) 250,000,000 shares of Class A Common Stock (the "Class A Common Stock"), and (ii) 10,000,000 shares of Class F Common Stock (the "Class F Common Stock"); and (b) 1,000,000 shares of preferred stock (the "Preferred Stock").

        Section 4.2    Class F Common Stock.     Following the filing of this Second Amended and Restated Certificate with the Secretary of State of the State of Delaware and immediately prior to the Corporation's consummation of any business combination, each share of Class F Common Stock outstanding immediately prior to the filing of this Second Amended and Restated Certificate shall automatically be converted into one share of Class A Common Stock without any action on the part of any person, including the Corporation, and concurrently with such conversion, the number of authorized shares of Class F Common Stock shall be reduced to zero. It is intended that the conversion of Class F Common Stock into Class A Common Stock will be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

        Section 4.3    Preferred Stock.     The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a "Preferred Stock Designation") filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

        Section 4.4    Common Stock.

          (a)   Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The holders of shares of Class A Common Stock shall at all times vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

          (b)   Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

          (c)   Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

          (d)   Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the

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  Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

        Section 4.5    Rights and Options.     The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation's capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

        Section 4.6    No Class Vote on Changes in Authorized Number of Shares of Stock.     Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

        Section 5.1    Board Powers.     The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Amended and Restated Bylaws of the Corporation ("Bylaws"), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

        Section 5.2    Number, Election and Term.

          (a)   The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

          (b)   Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of the Common Stock.

          (c)   Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified,

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  subject, however, to such director's earlier death, resignation, retirement, disqualification or removal.

          (d)   Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

        Section 5.3    Newly Created Directorships and Vacancies.     Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director's earlier death, resignation, retirement, disqualification or removal.

        Section 5.4    Removal.     Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

        Section 5.5    Preferred Stock—Directors.     Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BYLAWS

        In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

        Section 7.1    Meetings.     Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

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        Section 7.2    Advance Notice.     Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

        Section 7.3    Action by Written Consent.     Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

        Section 8.1    Limitation of Director Liability.     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        Section 8.2    Indemnification and Advancement of Expenses.

          (a)   To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (each, a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys' fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

          (b)   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or

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  hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

          (c)   Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

          (d)   This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

          (a)   The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

          (b)   Without limiting the foregoing, to the extent permitted by applicable law, each of Platinum Equity, LLC and the investment funds affiliated with or managed by Platinum Equity, LLC and their respective successors and Affiliates (as defined in Article 10.3) (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (each, an "Exempted Person") shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or

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  stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation's business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article IX.

          (c)   Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law.

ARTICLE X
BUSINESS COMBINATIONS

        Section 10.1    Opt Out of DGCL 203.     The Corporation shall not be governed by Section 203 of the DGCL.

        Section 10.2    Limitations on Business Combinations.     Notwithstanding the foregoing, the Corporation shall not engage in any business combination, at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, with any interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

          (a)   prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

          (b)   upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by: (i) persons who are directors and also officers; or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          (c)   at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

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        Section 10.3    Definitions.     For purposes of this Article X, the term:

          (a)   "Affiliate" means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.

          (b)   "associate," when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

          (c)   "business combination," when used in reference to the Corporation and any interested stockholder of the Corporation, means:

              (i)  any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation: (A) with the interested stockholder; or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 10.2 is not applicable to the surviving entity;

             (ii)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

            (iii)  any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) - (E) of this subsection (iii) shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

            (iv)  any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share

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    adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

             (v)  any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

          (d)   "control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

          (e)   "interested stockholder" means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that: (i) is the owner of 15% or more of the outstanding voting stock of the Corporation; or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; or (iii) an Affiliate or associate of any such person described in clauses (i) and (ii); provided, however, that the term "interested stockholder" shall not include: (A) the Sponsor Holders or their transferees; or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (B) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of "owner" below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (f)    "owner," including the terms "own" and "owned," when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

              (i)  beneficially owns such stock, directly or indirectly; or

             (ii)  has: (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such

9

    stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

            (iii)  has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

          (g)   "person" means any individual, corporation, partnership, unincorporated association or other entity.

          (h)   "stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

          (i)    "Sponsor Holders" means: (i) the investment funds affiliated with The Gores Group LLC and their respective successors and Affiliates; and (ii) the investment funds affiliated with or managed by Platinum Equity, LLC and their respective successors and Affiliates.

          (j)    "voting stock" means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XI
AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

        The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Section 7.1, Section 7.3, Article VIII, Article IX, Article X and this Article XI may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least two thirds of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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        IN WITNESS WHEREOF, Gores Holdings II, Inc. has caused this Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

GORES HOLDINGS II, INC.
By:
	Name:	Mark Stone
	Title:	Chief Executive Officer

[Signature Page to the Second Amended and Restated Charter of Gores Holdings II, Inc.]

 EXHIBIT B

Form of Tax Receivable Agreement

TAX RECEIVABLE AGREEMENT
by and among
VERRA MOBILITY CORPORATION,
THE STOCKHOLDERS IDENTIFIED HEREIN,
and
PE GREENLIGHT HOLDINGS, LLC,
IN ITS CAPACITY AS THE STOCKHOLDER REPRESENTATIVE
Dated as of [    •    ], 2018

Exhibit A	Form of Joinder
Schedule 1	Stockholders

i

        This TAX RECEIVABLE AGREEMENT (this "Agreement"), dated as of [CLOSING DATE], is hereby entered into by and among Verra Mobility Corporation, a Delaware corporation (the "Corporate Taxpayer"), the persons identified as "Stockholders" on Schedule 1 hereto (each, including its assignees, a "Stockholder" and together the "Stockholders") and PE Greenlight Holdings, LLC, a Delaware limited liability company, solely in its capacity as the stockholders' representative thereunder (the "Stockholder Representative") (the Corporate Taxpayer, Stockholders and Stockholder Representative, collectively the "Parties").

RECITALS

        WHEREAS, the Stockholders listed on Schedule 1 hereto are certain of the historic owners of the stock of Greenlight Holding II Corporation, a Delaware corporation ("Greenlight");

        WHEREAS, on June 21, 2018, Greenlight, the Corporate Taxpayer, the Stockholder Representative, AM Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Corporate Taxpayer ("First Merger Sub"), and AM Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Corporate Taxpayer ("New ATS"), entered into the certain Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which First Merger Sub will merge with and into Greenlight, the separate corporate existence of First Merger Sub will cease and Greenlight as the surviving corporation will become a wholly-owned subsidiary of the Corporate Taxpayer (the "First Merger") and, as part of an integrated transaction, immediately following the First Merger, Greenlight will merge with and into New ATS, the separate corporate existence of Greenlight will cease and New ATS as the surviving company will continue as a wholly-owned subsidiary of the Corporate Taxpayer (the "Second Merger", and together with the First Merger, the "Mergers");

        WHEREAS, the acquisition of Highway Toll Administration, LLC ("Highway Toll") by ATS Consolidated, Inc. (an indirect Subsidiary of Greenlight) pursuant to the certain unit purchase agreement, dated February 3, 2018 (the "Historical Transaction"), resulted in an increase to the tax basis of certain intangible assets of Highway Toll;

        WHEREAS, the income, gain, loss, deduction and other Tax items of the Corporate Taxpayer and its wholly owned Subsidiaries (as defined below) may be affected by the Additional Basis Recovery (as defined below) relating to the Historical Transaction; and

        WHEREAS, the Parties desire to make certain arrangements with respect to the effect of the Additional Basis Recovery on the actual liability for Taxes of the Corporate Taxpayer;

        NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

        1.1    Definitions.     As used in this Agreement, the terms set forth in this ARTICLE I have the following meanings.

        "Additional Basis Recovery" means any (a) amortization deductions for Tax purposes attributable to the increase in tax basis of each Applicable Asset resulting from the Historical Transaction (whether as a result of Section 1012, 743, 734 of the Code and the Treasury Regulations thereunder or otherwise) (including, for the avoidance of doubt, any tax basis of assets described in clause (ii) of the definition of Applicable Asset attributable to such increase in tax basis) and (b) without duplication, any reduction of items of gain or income or increase in items of loss or deductions attributable to such increase in tax basis of amortizable assets.

        "Advisory Firm" means any accounting firm or any law firm that, in either case, is nationally recognized as being expert in tax matters.

        "Affiliate" means, with respect to any specified Person, (a) any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, (b) a Member of the Immediate Family of such specified Person, and (c) any investment fund advised or managed by, or under common control or management with, such specified Person.

        "Agreed Rate" means LIBOR plus 100 basis points.

        "Agreement" has the meaning set forth in the Preamble.

        "Amended Schedule" has the meaning set forth in Section 2.2(b).

        "Applicable Asset" means (i) any intangible asset that is amortizable under Section 197, or other provision, of the Code that was held by Highway Toll or its Subsidiaries immediately after the Historical Transaction and any covenant entered into in connection with the Historical Transaction that is amortizable under Section 197, or other provision, of the Code and (ii) any asset that is "substituted basis property" as defined in the Code with respect to any asset described in clause (i) (or any other asset described in this clause (ii)); provided, that Applicable Asset does not include any asset or portion thereof as to which there was a Divesture or that is "substituted basis property" with respect to any asset (or portion thereof) as to which there was a Divestiture, in each case, beginning on the effective date of the Divestiture.

        "Assumed State and Local Tax Rate" means, with respect to any Taxable Year, the product of (a) the excess of (i) one hundred percent (100%) over (ii) the highest U.S. federal corporate income tax rate for such Taxable Year multiplied by (b) the sum, with respect to each state and local jurisdiction in which the Corporate Taxpayer files Tax Returns, of the products of (i) the Corporate Taxpayer's Tax apportionment rate(s) for such jurisdiction for such Taxable Year multiplied by (ii) the highest corporate Tax rate(s) for such jurisdiction for such Taxable Year, provided that, to the extent that state and local income taxes become non-deductible in whole or in part as a result of a change in U.S. federal income tax law with respect to a Taxable Year, the Assumed State and Local Tax Rate for such Taxable Year shall be equitably adjusted to reflect such change in law.

        "Board" means the Board of Directors of the Corporate Taxpayer.

        "Business Day" means any day, other than Saturday, Sunday or any other day on which banks located in the State of New York are authorized or required to close.

        "Change in Control" shall be deemed to have occurred upon:

          (a)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporate Taxpayer's assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than to (i) any Subsidiary of the Corporate Taxpayer or (ii) an entity if the Voting Securities of the Corporate Taxpayer outstanding immediately prior thereto represent at least 50.1% of the total voting power represented by the Voting Securities of such entity outstanding immediately after such sale, lease or transfer; provided, that, for clarity and notwithstanding anything to the contrary, neither the approval of nor consummation of a transaction treated for U.S. federal income tax purposes as a liquidation into the Corporate Taxpayer of its wholly owned Subsidiaries or merger of such entities into one another will constitute a "Change in Control";

          (b)   the merger, reorganization or consolidation of the Corporate Taxpayer with any other person, other than a merger, reorganization or consolidation which would result in the Voting Securities of the Corporate Taxpayer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50.1% of the total voting power represented by the Voting Securities of the

  Corporate Taxpayer or such surviving entity outstanding immediately after such merger or consolidation;

          (c)   the liquidation or dissolution of the Corporate Taxpayer other than a liquidation or dissolution which substantially all of the Corporate Taxpayer's assets (determined on a consolidated basis) are transferred to an entity if the Voting Securities of the Corporate Taxpayer outstanding immediately prior thereto represent at least 50.1% of the total voting power represented by the Voting Securities of such entity outstanding immediately after such liquidation or dissolution; or

          (d)   the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporate Taxpayer or (ii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer) of more than 50.1% of the aggregate voting power of the Voting Securities of the Corporate Taxpayer other than an acquisition by an entity if the Voting Securities of the Corporate Taxpayer outstanding immediately prior thereto represent at least 50.1% of the total voting power represented by the Voting Securities of such entity outstanding immediately after such acquisition.

        "Closing Date" means the date on which the closing of the transactions contemplated by the Merger Agreement occur.

        "Code" means the Internal Revenue Code of 1986, as amended and any successor U.S. federal income tax law. References to a section of the Code include any successor provision of Law.

        "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.

        "Corporate Taxpayer" has the meaning set forth in the Preamble.

        "Corporate Taxpayer Group" means any of the Corporate Taxpayer and its Subsidiaries.

        "Corporate Taxpayer Return" means the U.S. federal, state or local Tax Return, as applicable, of the Corporate Taxpayer or any wholly owned Subsidiary of the Corporate Taxpayer (and any Tax Return filed for a consolidated, affiliated, combined or unitary group of which the Corporate Taxpayer or any Subsidiary of the Corporate Taxpayer is a member) filed with respect to Taxes for any Taxable Year.

        "Cumulative Net Realized Tax Benefit" means, for a Taxable Year, the cumulative amount of Realized Tax Benefits for all Taxable Years or portions thereof, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period, increased pursuant Section 3.1(d) (to the extent applicable). The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year or portion thereof shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. If a Cumulative Net Realized Tax Benefit is being calculated with respect to a portion of a Taxable Year, then calculations of the Cumulative Net Realized Tax Benefit (including determinations relating to Additional Basis Recovery to the extent applicable) shall be made as if there were an interim closing of the books and the Taxable Year had closed on the relevant date.

        "Default Rate" means LIBOR plus 500 basis points.

        "Determination" has the meaning ascribed to such term in Section 1313(a) of the Code or similar provisions of state and local Tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

        "Divestiture" means any sale, disposition or transfer of all or a portion of a direct or indirect interest in an Applicable Asset if (i) after and as a result of such sale, disposition or transfer, the full amount of Additional Basis Recovery has not been recovered and is not recoverable by the Corporate Taxpayer or its wholly owned Subsidiaries in respect of such Applicable Asset or portion thereof (or a successor asset) through amortization or otherwise for U.S. federal income tax purposes, or (ii) some or all of the gain or loss is not recognized with respect to such sale, disposition or transfer pursuant to a non-recognition provision of the Code and such sale, disposition or transfer is to an entity that is not a wholly owned Subsidiary and that is not part of the Corporate Taxpayer's U.S. federal consolidated tax group (provided that, in the case of any such entity that is a partnership, a Divestiture shall not be deemed to occur with respect to any portion of such Applicable Asset in respect of which the Corporate Taxpayer or its wholly owned Subsidiaries can continue to recover the Additional Basis Recovery in respect of such Applicable Asset through amortization for U.S. federal income tax purposes), in each case, other than any such sale, disposition or transfer that constitutes a Change in Control.

        "Divestiture Acceleration Payment" has the meaning set forth in Section 4.3(c).

        "Early Termination Date" means (i) subject to clause (ii), the date of an Early Termination Notice for purposes of determining the Early Termination Payment and (ii) in the event of a Divestiture the effective date of such Divestiture.

        "Early Termination Effective Date" has the meaning set forth in Section 4.2.

        "Early Termination Notice" has the meaning set forth in Section 4.2.

        "Early Termination Payment" has the meaning set forth in Section 4.3(b).

        "Early Termination Rate" means LIBOR plus 100 basis points.

        "Early Termination Schedule" has the meaning set forth in Section 4.2.

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Expert" has the meaning set forth in Section 7.9.

        "First Merger" has the meaning set forth in the Recitals.

        "First Merger Sub" has the meaning set forth in the Recitals.

        "Governmental Entity" means any court, tribunal, arbitrator, authority, agency, commission, legislative body or official of the United States or any state, or similar governing entity, in the United States or in a foreign jurisdiction.

        "Greenlight" has the meaning set forth in the Recitals.

        "Historical Transaction" has the meaning set forth in the Recitals.

        "Hypothetical Tax Liability" means with respect to any Taxable Year, the liability for Taxes for such Taxable Year or portion thereof of the Corporate Taxpayer and its wholly owned Subsidiaries (including for the sake of clarity Greenlight and its Subsidiaries), calculated using the same methods, elections, conventions and similar practices used in calculating the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries on the relevant Corporate Taxpayer Return, but (i) without taking into account any Additional Basis Recovery (ii) for purposes of determining the liability for U.S. federal income Taxes for a Taxable Year, without taking into account the deduction of state or local Taxes of the Corporate Taxpayer or its wholly owned Subsidiaries, and (iii) for purposes of determining the liability for state and local Taxes for a Taxable Year, the combined tax rate for state and local Taxes shall be the Assumed State and Local Tax Rate for such Taxable Year; provided, that, for the avoidance of doubt, no Tax item shall be excluded from (i) to the extent that such Tax item was taken into account in the determination of the Final Tax Overpayment/Underpayment Amount (as defined in the Merger Agreement). If a Hypothetical Tax Liability is being calculated with respect to a portion of a

Taxable Year, then calculations of the Hypothetical Tax Liability shall be made as if there were an interim closing of the books of the Corporate Taxpayer and its Subsidiaries and the Taxable Year had closed on the relevant date.

        "Interest Amount" has the meaning set forth in Section 3.1(c).

        "IRS" means the Internal Revenue Service.

        "Law" means any statute, law (including common law), code, treaty, ordinance, rule or regulation of any Governmental Entity.

        "LIBOR" means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Reuters Screen page "LIBOR01" (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.

        "Merger Agreement" has the meaning set forth in the Recitals.

        "Maximum Rate" has the meaning set forth in Section 3.4.

        "Member of the Immediate Family" means, with respect to any Person who is an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (b) each trust naming only one or more of the Persons listed in clause (a) above as beneficiaries.

        "Mergers" has the meaning set forth in the Recitals.

        "Net Tax Benefit" has the meaning set forth in Section 3.1(b).

        "New ATS" has the meaning set forth in the Recitals.

        "Objection Notice" has the meaning set forth in Section 2.2(a).

        "Ownership Percentage" with respect to a Stockholder, means the percentage set forth opposite such Stockholder's name on Schedule 1.

        "Parties" has the meaning set forth in the Preamble.

        "Payment Date" with respect to any payment required hereunder is the date such payment is actually made.

        "Person" means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

        "Realized Tax Benefit" means, for a Taxable Year (or portion thereof) beginning after the Closing Date, the excess, if any, of the Hypothetical Tax Liability for such Taxable Year (or portion thereof) over the actual liability for Taxes of the Corporate Taxpayer and its wholly owned Subsidiaries for such Taxable Year (or portion thereof). If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination. If an "actual liability" for Taxes is being calculated with respect to a portion of a Taxable Year, then calculations of such actual liability (including determinations relating to Additional Basis Recovery to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the Taxable Year had closed on the relevant date.

        "Realized Tax Detriment" means, for a Taxable Year (or portion thereof) beginning after the Closing Date, the excess, if any, of the actual liability for Taxes of the Corporate Taxpayer and its wholly owned Subsidiaries for such Taxable Year (or portion thereof), over the Hypothetical Tax

Liability for such Taxable Year (or portion thereof). If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination. If an "actual liability" for Taxes is being calculated with respect to a portion of a Taxable Year, then calculations of such actual liability (including determinations relating to Additional Basis Recovery to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the Taxable Year had closed on the relevant date.

        "Realized Tax Benefit or Detriment" has the meaning set forth in Section 2.1(a).

        "Reconciliation Dispute" has the meaning set forth in Section 7.9.

        "Reconciliation Procedures" has the meaning set forth in Section 2.2(a).

        "Schedule" means any of the following: (i) a Tax Benefit Schedule or (ii) the Early Termination Schedule, and, in each case, any amendments thereto.

        "Second Merger" has the meaning set forth in the Recitals.

        "Second Merger Sub" has the meaning set forth in the Recitals.

        "Senior Obligations" has the meaning set forth in Section 5.1.

        "Stockholder" has the meaning set forth in the Preamble.

        "Stockholder Representative" has the meaning set forth in the Preamble.

        "Subsidiary" means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than fifty percent (50%) of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

        "Tax Benefit Payment" has the meaning set forth in Section 3.1(b).

        "Tax Benefit Schedule" has the meaning set forth in Section 2.1(a).

        "Tax Return" means any return, declaration, election, report or similar statement filed or required to be filed with a Taxing Authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and amendments of any of the foregoing.

        "Taxable Year" means a "taxable year" (as defined in Section 441(b) of the Code (or comparable provisions of state or local Tax Law)) of the Corporate Taxpayer or any Subsidiary thereof, ending after the date hereof.

        "Tax" and "Taxes" means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

        "Taxing Authority" means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

        "TRA Payment" means a Tax Benefit Payment, an Early Termination Payment and any Divestiture Acceleration Payment.

        "Treasury Regulations" means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

        "Valuation Assumptions" means, as of an Early Termination Date, the assumptions that (a) in each Taxable Year ending after such Early Termination Date, the Corporate Taxpayer and its wholly owned Subsidiaries will have taxable income sufficient to fully utilize the deductions described in clause (a) of the definition of Additional Basis Recovery arising during such Taxable Year or future Taxable Years in which such deductions would become available, (b) the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other Law as in effect on the Early Termination Date (but taking into account for the applicable Taxable Years adjustments to the tax rates that have been enacted as of the Early Termination Date with a delayed effective date) and (c) any loss carryovers generated by deductions described in clause (a) of the definition of Additional Basis Recovery that are available as of the Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis beginning in the Taxable Year including the Early Termination Date and ending in the Taxable Year that includes the fifteenth anniversary of the Historical Transaction, (d) to the extent that (A) an asset described in clause (i) of the definition of Applicable Asset is not held by the Corporate Taxpayer or a wholly owned Subsidiary as of the Early Termination Date, and (B) a non-depreciable or non-amortizable asset described in clause (ii) of the definition of Applicable Asset that is received in exchange for the asset described in Clause (A) is held by the Corporate Taxpayer or a wholly owned Subsidiary, any such non-depreciable or non-amortizable asset will be disposed of on the later of (i) the fifteenth anniversary of the Historical Transaction or (ii) the Early Termination Date, for an amount sufficient to fully utilize the tax basis with respect to such asset; provided, that in the event of a Change in Control which includes a taxable sale of such asset (including the sale of equity interests in a wholly owned Subsidiary classified as a partnership or disregarded entity that directly or indirectly owns such asset), such asset shall be deemed disposed of at the time of the Change in Control, and (e) the Corporate Taxpayer will make a Tax Benefit Payment on the due date (without taking into account automatic extensions) for each Taxable Year for which a Taxable Benefit Payment would be due.

        "Voting Securities" means any securities of the Corporate Taxpayer which are entitled to vote generally in matters submitted for a vote of the Corporate Taxpayer's stockholders or generally in the election of the Board.

        1.2    Terms Generally.     In this Agreement, unless otherwise specified or where the context otherwise requires:

          (a)   the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

          (b)   words importing any gender shall include other genders;

          (c)   words importing the singular only shall include the plural and vice versa;

          (d)   the words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation";

          (e)   the words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (f)    references to "Articles," "Exhibits," "Sections" or "Schedules" shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

          (g)   references to the "Corporate Taxpayer Group" are references to members of the Corporate Taxpayer Group individually and collectively;

          (h)   references to any Person include the successors and permitted assigns of such Person;

          (i)    the use of the words "or," "either" and "any" shall not be exclusive;

          (j)    wherever a conflict exists between this Agreement and any other agreement between the Parties, this Agreement shall control but solely to the extent of such conflict;

          (k)   references to "$" or "dollars" means the lawful currency of the United States of America;

          (l)    references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

          (m)  references to any law, statute, regulation or other government rule is to it as amended, consolidated, replaced, supplemented or interpreted from time to time and, as applicable, is to corresponding provisions of successor laws, statutes regulations or other government rules; and

          (n)   the Parties have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the Parties that this Agreement shall be construed as if drafted collectively by the Parties, and that no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II.

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

        2.1    Tax Benefit Schedule.

          (a)    Tax Benefit Schedule.     Within ninety (90) calendar days after the due date (taking into account valid extensions) of the U.S. federal income Tax Return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment (collectively, a "Realized Tax Benefit or Detriment"), the Corporate Taxpayer shall provide to the Stockholder Representative a schedule showing in reasonable detail the calculation of the Realized Tax Benefit or Detriment for such Taxable Year, the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year and any Tax Benefit Payment due in respect of such Taxable Year (a "Tax Benefit Schedule"). The Tax Benefit Schedule provided by the Corporate Taxpayer will become final as provided in Section 2.2(a) and shall be subject to amendment as provided in Section 2.2(b).

          (b)    Applicable Principles.     The Realized Tax Benefit or Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer and its wholly owned Subsidiaries for such Taxable Year (or portion thereof) attributable to the Additional Basis Recovery determined using a "with and without" methodology. For the avoidance of doubt, the actual liability for Taxes of the Corporate and its wholly owned Subsidiaries will take into account any items attributable to Additional Basis Recovery (and any carryovers and carrybacks attributable thereto), and the Hypothetical Tax Liability shall not take into account any such items (including carryovers and carryback attributable thereto). Carryovers or carrybacks of any Tax item attributable to the Additional Basis Recovery shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local Tax Law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.

        2.2    Procedure; Amendments.

          (a)    Procedure.     Every time the Corporate Taxpayer delivers to the Stockholder Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.2(b), including any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also allow the Stockholder Representative reasonable access, at the Corporate Taxpayer's sole cost, to the appropriate representatives, as determined by the Corporate Taxpayer, at the Corporate Taxpayer and the Advisory Firm that prepared the relevant Corporate Taxpayer Returns and Schedule in connection with a review of such Schedule. Without limiting the application of the preceding sentence, the Corporate Taxpayer shall, upon request, deliver to the Stockholder Representative work papers providing reasonable detail regarding the computations reflected in such Schedule. An applicable Schedule or amendment thereto shall, subject to the final sentence of this Section 2.2(a), become final and binding on the Stockholder Representative and each Stockholder thirty (30) calendar days from the first date on which the Corporate Taxpayer sent the Stockholder Representative the applicable Schedule or amendment thereto unless (i) the Stockholder Representative within thirty (30) calendar days after the date the Corporate Taxpayer sent such Schedule or amendment thereto provides the Corporate Taxpayer with written notice of a material objection to such Schedule made in good faith and setting forth in reasonable detail the Stockholder Representative's material objection along with a letter from an Advisory Firm supporting such objection, if such objection relates to the application of Tax Law (an "Objection Notice") or (ii) the Stockholder Representative provides a written waiver of the right to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the Stockholder Representative are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Objection Notice, the Corporate Taxpayer and the Stockholder Representative shall employ the reconciliation procedures described in Section 7.9 (the "Reconciliation Procedures").

          (b)    Amended Schedule.     The applicable Schedule for any Taxable Year shall be amended from time to time by the Corporate Taxpayer or at the request of the Stockholder Representative (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to the Stockholder Representative, (iii) to comply with an Expert's determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year or (v) to reflect a change in the Realized Tax Benefit or Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an "Amended Schedule").

        2.3    Consistency with Tax Returns.     Notwithstanding anything to the contrary herein, all calculations and determinations hereunder (other than, where the context does not permit, the Hypothetical Tax Liability), including the Additional Basis Recovery, the Schedules, and the determination of the Realized Tax Benefit or Detriment, shall be made in accordance with any elections, methodologies or positions taken on the relevant Corporate Taxpayer Returns.

ARTICLE III.

TAX BENEFIT PAYMENTS

        3.1    Payments.

          (a)    Payments.     Except as provided in Section 5.3, within five (5) Business Days after a Tax Benefit Schedule with respect to a Taxable Year delivered to the Stockholder Representative pursuant to this Agreement becomes final in accordance with ARTICLE II, the Corporate Taxpayer shall pay or cause to be paid to each Stockholder the Tax Benefit Payment (if any) determined pursuant to Section 3.1(b). Such Tax Benefit Payment shall be made, at the sole discretion of the Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to the bank account previously designated by the Stockholder

  Representative to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and Stockholder Representative (except to the extent that such amounts are required to be paid in the form of Parent Class A Stock pursuant to Section 2.11(i) of the Merger Agreement).

          (b)   A "Tax Benefit Payment" in respect of a Stockholder means an amount (which shall not be less than zero) equal to such Stockholder's Ownership Percentage of the Net Tax Benefit and the Interest Amount. Subject to Section 3.2, the "Net Tax Benefit" for a Taxable Year shall be an amount equal to the excess, if any, of 50% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year (or portion thereof) over the total amount of Tax Benefit Payments previously made under Section 3.1(a).

          (c)   The "Interest Amount" for a Taxable Year (or portion thereof) shall equal interest on the Net Tax Benefit with respect to such Taxable Year (or portion thereof) calculated at the Agreed Rate compounded annually from the due date (without extensions) for filing U.S. federal income Tax Return of the Corporate Taxpayer for such Taxable Year until the Payment Date.

          (d)    Certain Adjustments.     To the extent any items attributable to Additional Basis Recovery are disallowed pursuant to a Determination or are otherwise not permitted to be taken into account in calculating "actual liability" for Taxes for purposes of determining Realized Tax Benefit or Realized Tax Detriment, and the Corporate Taxpayer or any of its Affiliates have actually recovered any amounts in respect of such items under an indemnification pursuant to the HTA Purchase Agreement (as defined in the Merger Agreement), then the Cumulative Net Realized Tax Benefit shall be increased in an amount equal to such recovery (net of any reasonable, out-of-pockets costs (including Taxes) incurred in connection with obtaining such recovery).

        3.2    Duplicative Payments.     It is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required under this Agreement. It is also intended that the provisions of this Agreement, subject to ARTICLE IV and Section 7.15, will result in an amount equal to 50% of the Cumulative Net Realized Tax Benefit as of any determination date having been paid to the Stockholders pursuant to this Agreement, plus interest as provided herein; provided, that, for the avoidance of doubt, the foregoing shall not be construed as creating a clawback obligation in the event that more than 50% of the Cumulative Net Realized Tax Benefit has been paid to the Stockholders as a result of a subsequent reduction in the Cumulative Net Realized Tax Benefit pursuant to a Determination or otherwise. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

        3.3    Stock and Stockholders of the Corporate Taxpayer.     TRA Payments and any other payments hereunder are not conditioned on the Stockholders holding any stock of the Corporate Taxpayer (or any successor thereto).

        3.4    Interest Amount Limitation.     Notwithstanding anything herein to the contrary, if at any time the applicable Agreed Rate or Default Rate shall exceed the maximum lawful interest rate that may be contracted for, charged, taken, received or reserved in accordance with applicable Law (the "Maximum Rate"), the Agreed Rate and Default Rate (as applicable) shall be limited to the Maximum Rate; provided, that any amounts unpaid as a result of such limitation (other than with respect to an Early Termination Payment) shall be paid (together with interest calculated at the Agreed Rate or the Default Rate (as applicable) with respect to the period such amounts remained unpaid) on subsequent payment dates to the extent not exceeding the legal limitation.

        3.5    Day Count Convention.     All computations using the Agreed Rate, Default Rate or Termination Rate shall use the "Actual/360" day count convention.

 ARTICLE IV.

TERMINATION

        4.1    Early Termination, Change in Control, Breach of Agreement and Divestiture.

          (a)   The Corporate Taxpayer may, with the prior written consent of a majority of the disinterested members of the Board, terminate this Agreement with respect to all amounts payable to all the Stockholders (including, for the avoidance of doubt, any transferee pursuant to Section 7.5(a)) at any time by paying or causing to be paid to such Stockholders an Early Termination Payment; provided, however, that this Agreement shall terminate with respect to any such Stockholder only upon the payment of such Early Termination Payment to such Stockholder; provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of an Early Termination Payment to a Stockholder the Corporate Taxpayer shall not have any further payment obligations in respect of such Stockholder under this Agreement, other than for any Tax Benefit Payment (i) agreed to by the Corporate Taxpayer and such Stockholder as due and payable but unpaid as of the Early Termination Date, (ii) that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement, and (iii) due for the Taxable Year ending with or including the Early Termination Date (except to the extent that the amounts described in clauses (i), (ii) or (iii) above are included in the calculation of the Early Termination Payment).

          (b)   In the event of a Change in Control or in the event that the Corporate Taxpayer materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of Law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach, as applicable, to the Stockholder Representative and shall include, but not be limited to, (i) the Early Termination Payment with respect to such Stockholder calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach (and the Corporate Taxpayer shall provide the Stockholder Representative with an Early Termination Schedule, which shall become final in accordance with the procedures set forth in Section 4.2), (ii) any Tax Benefit Payment agreed to by the Corporate Taxpayer and such Stockholder as due and payable but unpaid as of the date of such Change in Control or breach, as applicable (iii) any Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement and (iv) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such Change in Control or breach, as applicable (except to the extent that the amounts described in clauses (ii), (iii) and (iv) above are included in the calculation of the amount described in clause (i) above). Notwithstanding the foregoing, (A) in the event of a Change in Control, each Stockholder may waive the acceleration of payments with respect to such Stockholder hereunder pursuant to this Section 4.1(b), in which case for each Taxable Year ending on or after the date of the Change in Control, all TRA Payments in respect of such Stockholder shall be calculated by applying clauses (a) and (c) of the definition of "Valuation Assumptions," substituting in each case the term "the date of the Change in Control" for "the Early Termination Date", and (B) in the event that the Corporate Taxpayer materially breaches this Agreement, each Stockholder shall be entitled to elect to receive the amounts set forth in clauses (i), (ii), (iii) and (iv) above or to seek specific performance of the terms hereof. The Parties agree that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within thirty (30)

  calendar days of the date such payment is due (for the avoidance of doubt, taking into account Section 3.4, 5.2 and 5.3).

          (c)    Divestiture Acceleration Payment.     In the event of a Divestiture, the Corporate Taxpayer shall pay to the Stockholders the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated utilizing the Valuation Assumptions.

        4.2    Early Termination Notice.     If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1, the Corporate Taxpayer shall deliver to the Stockholder Representative, notice of such intention to exercise such right ("Early Termination Notice") and a schedule (the "Early Termination Schedule") specifying the Corporate Taxpayer's intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for each Stockholder. The Early Termination Schedule will become final and binding with respect to the Stockholder Representative and each Stockholder thirty (30) calendar days from the first date on which the Corporate Taxpayer sent the Stockholder Representative such Early Termination Schedule unless (a) the Stockholder Representative within thirty (30) calendar days after the date the Corporate Taxpayer sent such Schedule or amendment thereto provides the Corporate Taxpayer with an Objection Notice with respect to such Early Termination Schedule or (b) the Stockholder Representative provides a written waiver of the right to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (a) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the Stockholder Representative, for any reason, are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Objection Notice, the Corporate Taxpayer and the Stockholder Representative shall employ the Reconciliation Procedures. The date on which every Early Termination Schedule under this Agreement becomes final with respect to all Stockholders in accordance with this Section 4.2 shall be the "Early Termination Effective Date".

        4.3    Payment upon Early Termination.

          (a)   Within five (5) Business Days after the Early Termination Effective Date or the effective date of the applicable Divestiture, as applicable, the Corporate Taxpayer shall pay or cause to be paid to each Stockholder an amount equal to its Early Termination Payment or Divestiture Acceleration Payment, as applicable. Such payment shall be made, at the sole discretion of the Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to a bank account or accounts designated by the applicable Stockholder or as otherwise agreed by the Corporate Taxpayer and such Stockholder (except, in each case, to the extent that such amounts are required to be paid with shares of Parent Class A Stock pursuant to Section 2.11(i) of the Merger Agreement).

          (b)   An "Early Termination Payment" in respect of a Stockholder shall equal the net present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such Stockholder under Section 3.1(a) beginning from the Early Termination Date assuming that the Valuation Assumptions are applied.

          (c)   A "Divestiture Acceleration Payment" in respect of a Stockholder, shall equal the net present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefits Payments resulting solely from the Applicable Assets (or portion thereof) that are the subject of the Divestiture (or, without duplication, any other portion of such Applicable Asset or other Applicable Asset to the extent that the Additional Basis Recovery attributable thereto is not recoverable for U.S. federal income tax purposes after the applicable Divestiture) that would be required to be paid by the Corporate Taxpayer to such Stockholder under Section 3.1(a) beginning from the Early Termination Date assuming the Valuation Assumptions are applied. The computation of the Divestiture Acceleration Payment shall be subject to the Reconciliation Procedures.

 ARTICLE V.

SUBORDINATION AND LATE PAYMENTS

        5.1    Subordination.     Notwithstanding any other provision of this Agreement to the contrary, any TRA Payment (or portion thereof) required to be made to a Stockholder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or the reorganization of the Corporate Taxpayer or any Subsidiary thereof), fees, premiums, charges, expenses, attorneys' fees or other obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer (and its wholly-owned Subsidiaries, if applicable) ("Senior Obligations") and shall rank pari passu with all current or future unsecured obligations of Corporate Taxpayer (and its wholly-owned Subsidiaries, as applicable) that are not Senior Obligations.

        5.2    Late Payments by the Corporate Taxpayer.     The amount of all or any portion of any TRA Payment not made to the Stockholders when due under the terms of this Agreement (taking into account any deferral under Section 5.3) shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such TRA Payment was due and payable.

        5.3    Payment Deferral.

          (a)   Notwithstanding anything to the contrary provided herein, to the extent that, at the time any TRA Payment becomes due and payable hereunder, (i) the Corporate Taxpayer Group is not permitted, pursuant to the terms of any outstanding or committed indebtedness for borrowed money to make such TRA Payment (not including an Early Termination Payment, other than one in connection with a Change in Control or Breach), or if, after making such TRA Payment, the Corporate Taxpayer Group would be in breach or default under the terms of any such indebtedness, or (ii) (A) the Corporate Taxpayer does not have the cash on hand to make such TRA Payment, and (B) the Corporate Taxpayer is not able to obtain cash from the Corporate Taxpayer Group to fund such TRA Payment because (1) the Corporate Taxpayer Group is not permitted, pursuant to the terms of any such indebtedness, to make tax distributions or similar payments to the Corporate Taxpayer to allow it to make such TRA Payment, or if, after making such TRA Payment, the Corporate Taxpayer Group would be in breach or default under the terms of any such indebtedness or (2) the applicable members of the Corporate Taxpayer Group do not have the cash on hand to make the payment described in clause (1) above, then, in each case, upon prior notice to the Stockholder Representative, the Corporate Taxpayer shall be permitted to defer such TRA Payment until the condition described in clauses (i) or (ii) above is no longer applicable.

          (b)   If the Corporate Taxpayer defers any TRA Payment (or portion thereof) pursuant to Section 5.3(a), such deferred amount shall accrue interest at the Agreed Rate, from the date that such amounts originally became due and owing pursuant to the terms hereof to the Payment Date, compounded annually, and such deferred amounts shall not be treated as late payments or as a breach of any obligation under this Agreement, provided that, for the avoidance of doubt, if Section 5.2 becomes applicable because the conditions described in clauses (i) and (ii) in Section 5.3(a) are no longer applicable and such TRA Payment (or portion thereof) still has not been paid to the Stockholders, then Section 5.2, and not this Section 5.3(b), shall apply for the period commencing on the date on which such conditions are no longer applicable.

 ARTICLE VI.

CERTAIN COVENANTS

        6.1    Participation in the Corporate Taxpayer's Tax Matters.     Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and its Subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the Stockholder Representative of, and keep the Stockholder Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and its Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the Stockholders under this Agreement, and shall provide to the Stockholder Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer and its respective advisors concerning the conduct of any such portion of such audit.

        6.2    Consistency.     The Corporate Taxpayer and each Stockholder agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes, all Tax-related items (including the Additional Basis Recovery and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by Law based on written advice of an Advisory Firm.

        6.3    Future Indebtedness.    If the Corporate Taxpayer Group incurs any indebtedness after the date hereof, the Corporate Taxpayer shall, and shall cause each other member of the Corporate Taxpayer Group to, use commercially reasonable efforts to ensure that such indebtedness does not prohibit, at any time in which no default or event of default thereunder has occurred and is continuing: (a) in the case of the Corporate Taxpayer, TRA Payments to be made in full when due, and (b) in the case of any other member of the Corporate Taxpayer Group, payments to be made directly or indirectly to the Corporate Taxpayer to enable the Corporate Taxpayer to make TRA Payments in full when due on terms and conditions at least as favorable to the Corporate Taxpayer as those as are then market (in the good faith determination of the Corporate Taxpayer) for indebtedness of such type. The Stockholder Representative may, in its sole discretion, waive the requirements of this Section 9.4, in whole or in part.

ARTICLE VII.

MISCELLANEOUS

        7.1    Notices.     Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Corporate Taxpayer, to:
Verra Mobility 1150 N. Alma School Road Mesa, AZ 85201
Attn:	General Counsel
Email:	Rebecca.Collins@verramobility.com
with a required copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, California 94065
Attention:	Kyle C. Krpata James R. Griffin
Fax:	(650) 802-3100
Email:	kyle.krpata@weil.com / james.griffin@weil.com
If to the Stockholder Representative, to:
c/o Platinum Equity Advisors, LLC 360 North Crescent Drive Beverly Hills, CA 91210
Attention:	Eva Kalawski, Executive V.P. and General Counsel
Email:	ekalawski@platinumequity.com
with a required copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071
Attention:	Matthew B. Dubeck
Email:	mdubeck@gibsondunn.com

        Any Party may change its address, fax number or e-mail by giving the other Party written notice of its new address or fax number in the manner set forth above.

        7.2    Counterparts.     This Agreement may be executed in counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of such document signed by the other Parties. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or electronically transmitted signatures.

        7.3    Entire Agreement; Third Party Beneficiaries.     This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof (other than, for the avoidance of doubt, Section 2.11(i) of the Merger Agreement). This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        7.4    Severability.     If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

        7.5    Successors; Assignment; Amendments; Waivers.

          (a)   A Stockholder is freely permitted to transfer any of its rights (in whole or in part) without the consent of the Corporate Taxpayer or any other Person upon execution and delivery by the transferee of a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, in which the transferee agrees to become a "Stockholder" for all purposes of this Agreement, except as otherwise provided in such joinder. Schedule 1 shall be amended to reflect any permitted transfer hereunder.

          (b)   No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and the Stockholders. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

          (c)   All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (except to the extent expressly provided by this Agreement).

        7.6    Titles and Subtitles.     The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        7.7    Governing Law.     This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

        7.8    Consent to Jurisdiction; Waiver of Jury Trial.     Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware, or the Court of Chancery of the State of Delaware does not have jurisdiction, in which case the Superior Court of the State of Delaware) for the purposes of any legal proceeding arising out of this Agreement, and agrees to commence any such legal proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party's respective address set forth herein shall be effective service of process for any such legal proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any legal proceeding out of this Agreement in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such legal proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS

OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        7.9    Reconciliation.     In the event that the Corporate Taxpayer and the Stockholder Representative are unable to resolve a disagreement with respect to the matters governed by ARTICLE II or ARTICLE IV within the relevant period designated in this Agreement ("Reconciliation Dispute"), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the "Expert") in the particular area of disagreement mutually acceptable to such Parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and (unless the Corporate Taxpayer and the Stockholder Representative agree otherwise) the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Stockholder Representative or their Affiliates or other actual or potential conflict of interest. If the Parties are unable to agree on an Expert within fifteen (15) calendar days of the end of the thirty (30) calendar-day period set forth in Sections 2.2 or 4.2, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. If the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement), the undisputed amount shall be paid on the date prescribed by this Agreement, subject to adjustment upon resolution. For the avoidance of doubt, this Section 7.9 shall not restrict the ability of the Corporate Taxpayer or its Affiliates to determine when or whether to file or amend any Tax Return. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne equally by the Corporate Taxpayer and the Stockholders (on a pro rata basis based on relative proportion of all Early Termination Payments under this Agreement, measured by present value of payments due under this Agreement, using the present value calculation and assumptions described under Section 4.3(b) assuming for such purpose the Early Termination Date is the date the Reconciliation Dispute is resolved) participating in the Reconciliation Dispute. The Corporate Taxpayer may withhold payments under this Agreement to collect amounts due under the preceding sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer, and the Stockholder Representative, as applicable, participating in the Reconciliation Dispute and may be entered and enforced in any court having jurisdiction.

        7.10    Withholding.     The Corporate Taxpayer shall be entitled to deduct and withhold or cause to be deducted and withheld from any payment payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable tax Law, provided, that the Corporate Taxpayer shall use commercially reasonable efforts to notify the Stockholder Representative and any applicable Stockholder of its intent to withhold at least ten (10) Business Days prior to withholding such amounts.

        To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Stockholder.

        7.11    Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.     If the Corporate Taxpayer and its wholly owned Subsidiaries are or become members of a combined, consolidated, affiliated or unitary group that files a consolidated, combined or unitary income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local Law, then: (a) the provisions of this Agreement shall be applied with respect to the relevant group as a whole; and (b) TRA Payments, Net Tax Benefit, Cumulative Net Realized Tax Benefit, Realized Tax

Benefit or Detriment and other applicable items hereunder shall be computed with reference to the consolidated (or combined or unitary, where applicable) taxable income, gain, loss, deduction and attributes of the relevant group as a whole.

        7.12    Confidentiality.    Each Stockholder and each of its assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and agrees that such Stockholder (or assignee) shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters acquired pursuant to this Agreement of the Corporate Taxpayer and its Affiliates and successors, learned by the Stockholder heretofore or hereafter, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by Law or legal process or to enforce the terms of this Agreement. This Section 7.12 shall not apply to (a) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the Stockholder in violation of this Agreement) or is generally known to the business community, (b) any information independently determined by a Stockholder or provided to a Stockholder by a third party on a non-confidential basis and (c) the disclosure of information to the extent necessary for the Stockholder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein or in any other agreement, the Stockholders and each of their assignees (and each employee, representative or other agent of the Stockholders or their assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure and any related tax strategies of or relating to the Corporate Taxpayer and its Affiliates, the Stockholder or its assignee, and any of their transactions or agreements, and all materials of any kind (including opinions or other tax analyses) that are provided to the Stockholder or its assignee relating to such tax treatment and tax structure and any related tax strategies.

        If a Stockholder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer and its Affiliates shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or its Affiliates and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

        7.13    Change in Law.    Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a Stockholder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Stockholder (or its direct or indirect owners) to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or could have other material adverse tax consequences to such Stockholder (or its direct or indirect owners), then at the election of such Stockholder and the receipt by such Stockholder of the written consent of the Corporate Taxpayer (such consent not to be unreasonably withheld, conditioned or delayed) and to the extent specified by such Stockholder, this Agreement shall cease to have further effect with respect to such Stockholder.

        7.14    Independent Nature of Stockholders' Rights and Obligations.    The rights and obligations of each Stockholder are independent of the rights and obligations of any other Stockholder. No Stockholder shall be responsible in any way for the performance of the obligations of any other Stockholder, nor shall any Stockholder have the right to enforce the rights or obligations of any other Stockholder. The obligations of each Stockholder are solely for the benefit of, and shall be enforceable solely by, the Corporate Taxpayer. The decision of each Stockholder to enter into this Agreement has been made by such Stockholder independently of any other Stockholder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Stockholder pursuant hereto or thereto, shall be deemed to constitute the Stockholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Stockholders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporate Taxpayer acknowledges that the Stockholders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

        7.15    Stockholder Representative.

          (a)   The Stockholder Representative shall act as the representative of the Stockholders in respect of all matters arising under this Agreement, and shall be authorized to act, or refrain from acting, in each case as the Stockholder Representative believes is necessary or appropriate under this Agreement, for and on behalf of the Stockholders. The Stockholders shall be bound by all such actions taken by the Stockholder Representative and no Stockholder shall be permitted to take any such actions. The Stockholder Representative is serving as the Stockholder Representative solely for purposes of administrative convenience, and is not personally liable (except in its capacity as a Stockholder hereunder) for any of the obligations of any Stockholders hereunder, and the Corporate Taxpayer (on behalf of itself and its Affiliates) agrees that it will not look to the Stockholder Representative or the underlying assets of the Stockholder Representative for the satisfaction of any obligations of any of the Stockholders. The Stockholder Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Stockholder Representative of the Stockholder Representative's duties or the exercise by the Stockholder Representative of the Stockholder Representative's rights and remedies under this Agreement, except in the case of its bad faith or willful misconduct. No bond shall be required of the Stockholder Representative. The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Stockholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. Without limiting the generality of the foregoing, the Stockholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement, and to consent to any amendment hereof or thereof on behalf of all Stockholders and their respective successors. The Corporate Taxpayer shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Stockholder Representative relating to this Agreement.

          (b)   The Stockholders will indemnify and hold harmless the Stockholder Representative from and against any and all Losses (as defined in the Merger Agreement) arising out of or in connection with the Stockholder Representative's execution and performance of this Agreement, in each case as such Loss is suffered or incurred; provided, that in the event that any such Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Stockholders the amount of such indemnified Loss to the extent attributable to such gross negligence or willful misconduct. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders or otherwise. The Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement.

          (c)   The Stockholder Representative may resign at any time by giving 30 days' notice to the Corporate Taxpayer and the Stockholders; provided, however, in the event of the resignation or removal of the Stockholder Representative, a new Stockholder Representative (who shall be reasonably acceptable to the Corporate Taxpayer) shall be appointed by the vote or written consent of PE Greenlight Holdings, LLC.

[Signature page follows]

        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:
Verra Mobility Corporation
By:
	Name:	[•]
	Title:	[•]
STOCKHOLDERS:
PE Greenlight Holdings, LLC
By:
	Name:	[•]
	Title:	[•]
STOCKHOLDER REPRESENTATIVE
PE Greenlight Holdings, LLC
By:
	Name:	[•]
	Title:	[•]

[Signature Page to Tax Receivable Agreement]

 EXHIBIT A

Form of Joinder to the Tax Receivable Agreement

        This JOINDER (this "Joinder") to the Tax Receivable Agreement (as defined below), dated as of [    •    ], by and among Gores Holdings II, Inc., a Delaware corporation (the "Corporate Taxpayer"), and [    •    ] (the "Permit ted Transferee").

        WHEREAS, on [    •    ], the Permitted Transferee acquired (the "Acquisition") from [    •    ] (the "Transferor") the right to receive any and all payments that may become due and payable to the Transferor under the Tax Receivable Agreement (as defined below); and WHEREAS, the Transferor, in connection with the Acquisition, has required the Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.5 of the Tax Receivable Agreement, dated as of [    •    ], 2018, by and between the Corporate Taxpayer, the Stockholders (as defined therein) (the "Tax Receivable Agreement").

        NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Permitted Transferee hereby agrees as follows:

        Section 1.1.    Definitions.     To the extent capitalized words used in this Joinder are not defined in this Joinder, such words have the respective meanings set forth in the Tax Receivable Agreement.

        Section 1.2.    Joinder.     The Permitted Transferee hereby acknowledges and agrees to become a "Stockholder" (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement with respect to the Applicable Interests.

        Section 1.3.    Notice.     Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to the Permitted Transferee shall be delivered or sent to the Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

        Section 1.4.    Governing Law.     This Joinder shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

        [Signature page follows]

        IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first above written.

CORPORATE TAXPAYER:
Gores Holdings II, Inc.
By:
Name:
Title:
PERMITTED TRANSFEREE:
[•]
By:
Name:
Title:

[Signature Page to Joinder to Tax Receivable Agreement]

 SCHEDULE 1

Stockholders

 EXHIBIT C

Amended Schedule 8.2(e) of the Company Disclosure Letter